Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Scott Youngstrom, CFO (763) 744-2314 Enpath Medical, Inc.

Contacts:	Investors EVC Group (415) 896-6820 Doug Sherk Jennifer Beugelmans Media EVC Group Steve DiMattia (646) 277-8706

July 20, 2006

Enpath Medical Reports 32% Increase in Second Quarter Revenues

Company Earns $.06 Per Share Compared with Second Quarter 2005 Loss of $.04

Conference Call Today at 1:30 PM CDT/2:30 EDT

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of proprietary products for blue-chip medical device companies operating worldwide, today reported sharply improved second quarter results.

Second quarter financial highlights included:

•                  A 32% increase in revenues to $9.5 million compared with $7.2 million for the same quarter in 2005.

•                  Net income of $360,000 or $0.06 per diluted share for the second quarter, compared with a net loss of $225,000, or $0.04 per share, for the same quarter of 2005.

•                  A 55% increase in introducer product line revenues compared with the same quarter in 2005.

•                  Gross margins of 41.7% for the second quarter, up from 38.7% from the same quarter last year.

For the six months ended June 30, 2006, financial highlights included:

•                  A 37% increase in revenues to $18.9 million compared with $13.8 million for the first half of 2005.

•                  Net income of $1,013,000 or $.16 per diluted share, compared with a net loss of $575,000, or $.10 per share in the first six months of 2005.

•                  A 43% increase in introducer revenues compared with the same period of last year.

•                  Gross margins of 40.6% for the first half of 2006, up from 37.3% in the same period of last year and only a 2.4% increase in operating expenses from 2005 to 2006.

“For the second consecutive quarter we achieved strong, profitable revenue growth primarily due to a 55% increase in introducer revenues and continued shipments of our steerable catheter products, which were launched through our two new OEM partners in the first quarter,” said John C. Hertig, chief executive officer. “The demand for introducers from a wide cross-section of customers has been so significant that we implemented a seven-day, three-shift work week production schedule during the second quarter while we awaited delivery, installation and validation of new introducer production equipment. We are just now winding down the third shift as we bring the new production capacity on-line,” Hertig added.

As previously announced, Enpath began shipping advanced delivery catheters to two OEM partners in the first quarter as those customers began to fill their distribution pipelines. As anticipated, revenues from the advanced delivery catheter product line, which reached $1.4 million in the first quarter of 2006, declined to $565,000 in the second quarter as the two partners established market acceptance for Enpath’s new single-use steerable catheters. The Company expects catheter revenues for the remainder of the year to gradually increase as market awareness grows and re-stocking orders are received.

Revenues from the stimulation leads product line for the quarter were $1.8 million, down 26% from the same quarter of 2005. Revenues from our leads and adaptors declined modestly from 2005 while our contract manufacturing and engineering services revenue dropped by 39% compared with the second quarter of 2005. One of Enpath’s larger contract manufacturing customers reduced orders during the first half of 2006 but orders now appear to have resumed at historical levels. Engineering services revenue is related to timing of projects and should rebound in the second half of 2006.

The Company announced it has decided not to continue to pursue its efforts to obtain FDA marketing clearance of its steroid lead for its remaining potential customer. “We were unable to accumulate enough statistical data as requested by the Food and Drug Administration in Europe within the Pre-Market Approval timeline and Enpath would have continued to incur substantial additional costs,” said Mr. Hertig. “Also, in respect to the FDA and best utilization of the Agency’s time, we made the decision that our R&D resources would be better utilized focusing on the development of our next generation product that will improve and simplify the placement of an epicardial lead.”

Gross margins for the quarter were 41.7% compared with 38.7% in the second quarter of 2005, and were driven primarily by efficiencies created with higher introducer production volume. Selling, general and administrative expenses totaled $1.6 million during the second quarter of 2006, a 12% increase over the second quarter of 2005. Stock-based compensation expenses as required by new accounting standards impacted our overall results by $109,000 in the second quarter and $165,000 in the first six months of 2006.

Research and development expenditures for the quarter increased 9% to $1.7 million, or 18.3% of revenues, compared with $1.6 million in the second quarter of 2005, or 22.1% of revenues. As provided in the guidance for the second quarter, the Company anticipated a sequential increase in R & D expenditures compared with the $1.2 million expended in the first quarter of 2006 as it completed a number of qualification and validation activities for several new products.

“Enpath’s product development pipeline is full and growing,” continued Mr. Hertig. “We are finalizing a second generation valved introducer specifically designed for the pacing market that we expect to launch in the second half of 2006. In addition, we have a number of steerable catheter projects in development and we are enthusiastic about the interest in our next generation epicardial lead design which, coupled with our proprietary steerable delivery capabilities, creates an integrated system.”

Enpath also announced that it has been named as defendant in a patent infringement action filed by Pressure Products Medical Supplies, Inc on June 12, 2006 and venued in the United States District Court in the Eastern District of Texas. At this time, Enpath has not been officially served. The product identified as allegedly infringing the competitor’s patents is the Company’s FlowGuard™ valved introducer, which has been on the market for more than three years. Revenues from products sold that include the FlowGuard valved introducer were approximately 5% of total revenue for the six month periods ended June 30, 2006 and 2005. “We believe that this particular claim is without merit and intend to defend ourselves vigorously in this matter,” said Mr. Hertig. “Regardless, patent litigation can be expensive and the cost of defending the Company could have a material impact on future financial results.”

2006 Outlook and Guidance

•                  Enpath expects second half 2006 revenues to be approximately 12-15% higher than the second half of 2005, resulting in overall revenues growth of 23-25% for full-year 2006 compared with 2005. In the second half of 2006, the Company expects introducer orders to be reduced from the substantial levels experienced in the second quarter, and accordingly, expects second half 2006 revenues to be approximately 5-7% less than in the first half of 2006. Revenues of lead products and advanced delivery catheters are expected to increase from second quarter levels during the second half of 2006.

•                  During the first six months of 2006, the substantial increase in introducer production volume had a positive effect on overhead utilization which helped to improve gross margins. With the introducer volume outlook slightly lower for the remainder of 2006, gross margins may be lower than the 40.6% achieved in the first half of the year. The Company expects operating expenses to be comparable to the first half of 2006, and therefore, expects to be profitable during the second half of 2006.

•                  The Company is also unable to predict the impact on second half results of the legal costs, if any, of the above referenced patent infringement matter.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30, EDT to discuss its financial results, outlook for the remainder of 2006 and current corporate developments. To participate in the call dial (800) 257-2101 for domestic callers and (303) 205-0066 for international callers, then provide the Company name and John Hertig as the leader’s name. A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the Second Quarter 2006 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until July 27, 2006, by calling (800) 405-2236 for domestic callers and (303) 590-3000 for international and referencing ID#11066187#. An audio replay of the webcast will be archived on the Enpath website www.enpathmed.com until July 20, 2007.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Condensed Balance Sheets

	Unaudited
	06/30/06	12/31/05
Assets
Cash and cash equivalents	$1,700,867	$—
Inventory, receivables and prepaids	10,395,810	8,566,254
Other current assets	245,831	394,202
Property, plant and equipment, net	4,731,391	4,686,121
Goodwill	9,487,975	9,487,975
Intangible assets with finite lives and other	6,448,576	6,916,406
Total Assets	$33,010,450	$30,050,958

Liabilities & Shareholders’ Equity
Bank line of credit	$—	$—
Other current liabilities	4,677,462	2,966,933
Long-term liabilities	1,430,187	2,058,316
Shareholders’ equity	26,902,801	25,025,709
Total Liabilities & Shareholders’ Equity	$33,010,450	$30,050,958

Income Statements (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net sales	$9,530,112	$7,193,659	$18,952,801	$13,810,411
Cost of sales	5,555,814	4,413,522	11,265,484	8,663,749
Gross profit	3,974,298	2,780,137	7,687,317	5,146,662

Operating expenses:
Research and development	1,739,243	1,592,166	2,942,331	2,970,139
Selling, general and administrative	1,634,933	1,466,142	3,094,342	2,922,711
Total operating expenses	3,374,176	3,058,308	6,036,673	5,892,850

Operating income (loss)	600,122	(278,171)	1,650,644	(746,188)

Other income (expense):
Interest expense	(48,139)	(61,151)	(98,738)	(124,153)
Interest income	3,620	—	3,851	—
Other	(1,374)	(6,392)	2,424	(13,953)
Total other income (expense)	(45,893)	(67,543)	(92,463)	(138,106)

Income (loss) before income taxes	554,229	(345,714)	1,558,181	(884,294)
Income tax (expense) benefit	(193,980)	121,000	(545,363)	309,503
Net income (loss)	$360,249	$(224,714)	$1,012,818	$(574,791)

Net income (loss) per common share:
Basic	$0.06	$(0.04)	$0.16	$(0.10)
Diluted	$0.06	$(0.04)	$0.16	$(0.10)

Weighted average common and common equivalent shares outstanding
Basic	6,178,509	5,948,430	6,147,895	5,924,135
Diluted	6,324,141	5,948,430	6,282,691	5,924,135